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                                                                     Exhibit 3.5

                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION

         Pursuant to the provisions of article 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

                                   ARTICLE ONE

         The name of the corporation is AmeriCredit Corp.

                                   ARTICLE TWO

         The following amendment to the Articles of Incorporation was adopted by the shareholders of the corporation on November 6, 2001. The Articles of Incorporation are amended to increase the authorized number of shares of Common Stock of the corporation from 120,000,000 to 230,000,000.

         The amendment changes section 4.1 of article IV of the Articles of Incorporation and the full text of the provision as changed is a follows:

         "4.1 The aggregate number of shares which the corporation shall have authority to issue is Two Hundred Fifty Million (250,000,000) shares divided into: one class of Two Hundred Thirty Million (230,000,000) shares of Common Stock of the par value of one cent ($0.01) per share, and one class of Twenty Million (20,000,000) shares of Preferred Stock of the par value of one cent ($0.01) per share which may be divided into and issued in series as described herein."

                                  ARTICLE THREE

         The number of shares of the corporation outstanding at the time of such adoption was 84,339,085 shares of Common Stock; and the number of shares entitled to vote thereon was 84,339,085 shares of Common Stock.

                                  ARTICLE FOUR

         The number of shares voted for such amendment was 67,647,029 shares of Common Stock; the number of shares voted against such amendment was 4,132,710 shares of Common Stock.

Dated: November 6, 2001.

                                             AmeriCredit Corp.


                                             By: /s/ Chris A. Choate
                                                 --------------------------
                                                 Chris A. Choate, Secretary